                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /x/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            P. H. GLATFELTER COMPANY
                (Name of Registrant as Specified in Its Charter)
                            P. H. GLATFELTER COMPANY
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
  (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                            P. H. GLATFELTER COMPANY
                               228 S. MAIN STREET
                        SPRING GROVE, PENNSYLVANIA 17362

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 27, 1994

                             ---------------------

TO THE COMMON SHAREHOLDERS:

     The annual meeting of shareholders of P. H. Glatfelter Company will be held at the Company's principal office, 228 S. Main Street, Spring Grove, Pennsylvania, on Wednesday, April 27, 1994 at 10:00 A.M. for the following purposes:

          1. To elect four members of the Board of Directors, each to serve for full three-year terms expiring in 1997.

          2. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed March 2, 1994 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on March 2, 1994 will be entitled to notice of and to vote at the meeting.

     Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.

                                            R. S. WOOD,
                                            Secretary

March 17, 1994

                            P. H. GLATFELTER COMPANY

                                PROXY STATEMENT

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of P. H. Glatfelter Company, 228 S. Main Street, Spring Grove, Pennsylvania 17362. Copies of this proxy statement and the accompanying proxy are being mailed to the holders of Common Stock on or after March 17, 1994. The proxy may be revoked by a shareholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company, by appearing at the meeting and voting in person or by the timely submission of a properly executed later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and other employees of the Company may solicit proxies personally and by telephone.

     Holders of Common Stock of record at the close of business on March 2, 1994 will be entitled to one vote per share so held of record on all business of the meeting, except that the holders have cumulative voting rights in elections of directors. Therefore, each shareholder is entitled to as many votes in the election of directors of each class as shall equal the number of his shares of Common Stock multiplied by the number of directors of such class to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees within such class as he sees fit. The Company had 43,987,328 shares of Common Stock outstanding on the record date. The presence at the meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum, but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted. The votes will be counted by judges of election appointed by the Company.

                             ELECTION OF DIRECTORS

     Four directors are to be elected at the annual meeting of shareholders to serve three-year terms expiring on the date of the 1997 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of R. E. Chappell, G. H. Glatfelter II, T. C. Norris and R. L. Smoot for terms expiring in 1997, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. Messrs. Chappell, Glatfelter, Norris and Smoot are currently directors of the Company. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among the nominees as they consider advisable. The four nominees for director receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of directors accordingly.

     The following table sets forth information as to the nominees and the other persons who are to continue as directors of the Company after the annual meeting. The offices referred to in the table are offices of the Company unless otherwise indicated. For information concerning the number of shares of the Company owned by each director and all directors and officers as a group as of March 2, 1994, see "Ownership of Common Stock."

                                       YEAR FIRST                PRINCIPAL OCCUPATION AND
                                       ELECTED A                BUSINESSES DURING LAST FIVE
           NAME                AGE      DIRECTOR              YEARS AND CURRENT DIRECTORSHIPS
- ---------------------------    ---     ----------     -----------------------------------------------
Nominees to be elected for terms expiring in 1997:
Robert E. Chappell              49         1989       President, Penn Mutual Life Insurance Company
                                                      since January 10, 1994; Executive Vice
                                                      President, PNC Bank Corp., a bank holding
                                                      company, from January 1992 to December 1993;
                                                      Chairman, Provident National Bank, a subsidiary
                                                      of PNC Bank Corp., from June 30, 1988 to
                                                      January 28, 1993; Vice Chairman, PNC Financial
                                                      Corp from August 1988 to December 1991;
                                                      President, Provident National Bank prior to
                                                      April 1991
George H. Glatfelter II(1)      42         1992       Vice President--General Manager, Glatfelter
                                                      Paper Division since May 1993; General Manager,
                                                      Glatfelter Paper Division from April 1989 to
                                                      May 1993; Assistant to Chief Executive Officer
                                                      from April 1988 to April 1989
Thomas C. Norris                55         1976       Chairman, President and Chief Executive Officer
Richard L. Smoot                53         1994       President and Chief Executive Officer, PNC
                                                      Bank, National Association since May 1991;
                                                      Executive Vice President, Provident National
                                                      Bank, from March 1987 to May 1991
Directors continuing for terms expiring in 1996:
Garza Baldwin, Jr.              73         1987       Retired; former President--Ecusta Division
George H. Glatfelter(1)         67         1970       Retired; former Vice President--Manufacturing,
                                                      Spring Grove Mill
M. A. Johnson II                60         1970       Retired; former Executive Vice President,
                                                      Treasurer and Chief Financial Officer
John W. Kennedy                 73         1978       Chairman, McClarin Plastics, manufacturer of
                                                      plastic industrial products
Directors continuing for terms expiring in 1995:
P. H. Glatfelter III(1)         78         1944       Chairman Emeritus since 1988; Chairman of the
                                                      Board prior thereto
Roger S. Hillas                 66         1964       Retired; Chairman and Chief Executive Officer,
                                                      Meritor Savings Bank, from July 1, 1988 to
                                                      December 11, 1992; Director of Consolidated
                                                      Rail Corporation, Toll Bros., Inc., VF
                                                      Corporation and The Bon-Ton Stores, Inc.

                                       YEAR FIRST                PRINCIPAL OCCUPATION AND
                                       ELECTED A                BUSINESSES DURING LAST FIVE
           NAME                AGE      DIRECTOR              YEARS AND CURRENT DIRECTORSHIPS
- ---------------------------    ---     ----------     -----------------------------------------------
Paul R. Roedel                  66         1992       Retired; Chairman, Carpenter Technology
                                                      Corporation, manufacturer of specialty metals,
                                                      from July 1, 1987 to July 1, 1992; Chief
                                                      Executive Officer, Carpenter Technology
                                                      Corporation from March, 1981 to July 1, 1992;
                                                      Director of Carpenter Technology Corporation,
                                                      Meridian Bancorp, Inc. and General Public
                                                      Utilities Corporation
John M. Sanzo                   44         1992       President, Edison Control Corporation,
                                                      manufacturer of circuit indicators for electric
                                                      utility industry, since November 1991; Managing
                                                      Director, The First Boston Corporation, an
                                                      investment bank, from August 1988 to August
                                                      1991; Director of Edison Control Corporation

- ---------------

(1) P. H. Glatfelter III and George H. Glatfelter are brothers. George H. Glatfelter II is the son of George H. Glatfelter.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                               AND ITS COMMITTEES

BOARD OF DIRECTORS

     The Board of Directors held five meetings during 1993. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees thereof on which he served in 1993. The standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating Committee, the Pension Committee and the Profit Sharing and Employee Stock Ownership Committee. The members of all of these committees are appointed by the Board.

COMMITTEES

     Executive Committee -- The Executive Committee consists of six members of the Board: G. H. Glatfelter, P. H. Glatfelter III, R. S. Hillas, M. A. Johnson II, J. W. Kennedy and T. C. Norris. The Executive Committee has the authority to exercise all of the powers of the Board of Directors between meetings of the Board except the power to amend the Company's By-Laws and the power to rescind or modify any prior action of the Board of Directors. The Executive Committee held no meetings during 1993.

     Audit Committee -- The Audit Committee consists of four members of the
Board: G. Baldwin, Jr., R. E. Chappell, J. W. Kennedy and R. S. Hillas, none of whom are members of the Company's management. Generally, the Audit Committee (i) recommends to the Board of Directors the independent accountants to be appointed for the Company, (ii) meets with the independent accountants, the chief internal auditor and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent accountants and internal auditors, including in the case of independent accountants, the fees for such services and (iii) reviews and reports on the results of such audits to the Board of Directors. The Audit Committee held two meetings during 1993.

     In accordance with the recommendations of the Audit Committee, the Board of Directors has selected Deloitte & Touche, independent certified public accountants, to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 1994. A representative of Deloitte & Touche is expected to attend the shareholders' meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Compensation Committee -- The Compensation Committee consists of four members of the Board: P. H. Glatfelter III, R. S. Hillas, J. W. Kennedy and
P. R. Roedel. The responsibilities of the Compensation Committee are described below (see "Report of Compensation Committee on Executive Compensation"). The Compensation Committee held four meetings during 1993.

     Finance Committee -- The Finance Committee consists of six members of the
Board: R. E. Chappell, G. H. Glatfelter II, P. H. Glatfelter III, M. A. Johnson II, T. C. Norris and J. M. Sanzo. The Finance Committee is responsible for overseeing the Company's financial affairs and recommending such financial actions and policies, including those with respect to dividends, as are most appropriate to accommodate the Company's strategic and operating strategies while maintaining its sound financial condition. The Finance Committee held two meetings during 1993.

     Nominating Committee -- The Nominating Committee consists of four members of the Board: P. H. Glatfelter III, R. S. Hillas, T. C. Norris and J. M. Sanzo. The responsibilities of the Nominating Committee include the identification and recruitment of effective candidates for nomination to the Board as directors and officers of the Company. The Nominating Committee held two meetings during 1993. The Nominating Committee will consider nominees for election to the Board recommended by the holders of Common Stock of the Company. Any shareholder desiring to recommend a nominee for election at the 1995 annual meeting of shareholders should submit such nomination in writing to the Secretary of the Company by November 17, 1994.

     Pension Committee -- The Pension Committee consists of two members of the Board, M. A. Johnson II and T. C. Norris, and four officers or employees of the Company, D. H. Landis, R. P. Newcomer, R. W. Wand and R. S. Wood. The responsibilities of the Pension Committee include the general overview of the provisions of various pension plans of the Company and an annual review of pension fund performance. The Pension Committee held five meetings during 1993.

     Profit Sharing and Employee Stock Ownership Committee -- The Profit Sharing and Employee Stock Ownership Committee consists of two members of the Board,
T. C. Norris and M. A. Johnson II, and three officers of the Company, R. P. Newcomer, R. W. Wand and R. S. Wood. The responsibilities of the Committee are to administer the Company's various profit sharing and stock ownership plans and to conduct an annual review of profit sharing fund performance. The Committee held two meetings during 1993.

COMPENSATION OF DIRECTORS

     Board members, who are not otherwise salaried employees of the Company, receive an annual retainer of $12,000.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation from the Company and its subsidiaries which was awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers, based on salary and bonus earned during 1993, including M. A. Johnson II, an executive officer who retired on August 1, 1993:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                                ------------------------------------
                                                                         AWARDS
                                                                ------------------------   PAYOUTS
           NAME AND                      ANNUAL COMPENSATION     RESTRICTED   SECURITIES  ----------
           PRINCIPAL            FISCAL  ----------------------     STOCK      UNDERLYING     LTIP         ALL OTHER
           POSITION              YEAR   SALARY($)  BONUS($)(1)  AWARDS($)(2)  OPTIONS(2)  PAYOUTS($)  COMPENSATION($)(3)
- ------------------------------- ------  ---------  -----------  ------------  ----------  ----------  ------------------
T. C. Norris...................  1993    316,337      15,184              0(4)  45,000            0          9,405(5)
  Chairman, President            1992    302,144     205,458              0          0      286,000          8,980(5)
  and CEO                        1991    286,550     303,456      1,556,250          0      413,250             --
R. W. Wand.....................  1993    182,157       8,744              0     25,000      718,750          5,490(5)
  Vice President,                1992    176,439     104,099              0          0       53,625          5,318(5)
  Administration                 1991    168,000     154,224              0          0       77,484             --
J. F. Myers....................  1993    149,094       7,157              0(6)  25,000           0           4,473(7)
  Vice President,                1992    141,012      83,197              0          0       35,750          4,230(7)
  Manufacturing Technology       1991    130,122     107,221              0          0       51,656             --
M. A. Johnson II...............  1993    144,813       6,951              0          0      283,500         10,304(8)
  Retired; former Executive
    Vice                         1992    213,369     132,289              0          0    1,855,125          6,340(5)
  President, Treasurer and CFO   1991    203,310     196,194        415,000          0      206,625             --
G. H. Glatfelter II(9).........  1993    119,899       6,355              0     25,000            0              0
  Vice President, General
    Manager-                     1992         --          --             --         --           --             --
  Glatfelter Paper Division      1991         --          --             --         --           --             --
R. S. Lawrence(9)..............  1993    119,112       1,634              0     25,000            0          2,808(7)
  Vice President,                1992         --          --             --         --           --             --
  General Manager-               1991         --          --             --         --           --             --
  Ecusta Division

- ---------------

(1) Reflects distributions under broad-based profit sharing plans payable to all salaried employees and bonuses under the Management Incentive Plans for executive officers and other senior level employees. Bonuses were not earned in 1993 since earnings did not meet minimum award goals.

(2) No dividends are paid on restricted stock awards which have not vested or on options which have not been exercised.

(3) Disclosure of All Other Compensation is not required for 1991.

(4) At December 31, 1993, 160,000 shares of restricted stock were held for future vesting at various dates at a value of $2,980,000.

(5) Consists of $25 payable to employees at the Company's Spring Grove mill with service to the Company in excess of 25 years and matching contributions under the Company's Employee Stock Purchase Plan.

(6) At December 31, 1993, 50,000 shares of restricted stock were held for future vesting at a value of $931,250.

(7) Consists of matching contributions under the Company's Employee Stock Purchase Plan.

(8) Consists of (i) $6,000 paid to Mr. Johnson as compensation for being a director after his retirement as an officer of the Company, (ii) $25 payable to employees at the Company's Spring Grove mill with service to the Company in excess of 25 years and (iii) matching contributions under the Company's Employee Stock Purchase Plan.

(9) Individuals were elected as executive officers in 1993, so disclosure is not required for 1992 and 1991.

OPTION GRANTS AND YEAR-END OPTION VALUES

     The following tables set forth information concerning the number of options granted during 1993 and the value of unexercised options to purchase Common Stock held by the named executive officers at December 31, 1993. Under the terms of the stock options granted during 1993, none of the options were exercisable until 1994.

                             OPTION GRANTS IN 1993

                                                                                         POTENTIAL REALIZED
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                           NUMBER OF          % OF                                          STOCK PRICE
                          SECURITIES      TOTAL OPTIONS                                   APPRECIATION FOR
                          UNDERLYING       GRANTED TO       EXERCISE                       OPTION TERM(2)
                            OPTIONS         EMPLOYEES        PRICE        EXPIRATION    --------------------
         NAME            GRANTED(#)(1)     DURING 1993     ($/SH)(1)         DATE        5%($)       10%($)
- -----------------------  -------------    -------------    ----------     ----------    -------     --------
T. C. Norris...........      45,000            4.8            17.97         5/01/03     508,520     1,288,690
R. W. Wand.............      25,000            2.7            17.97         5/01/03     282,511      715,939
J. F. Myers............      25,000            2.7            17.97         5/01/03     282,511      715,939
M. A. Johnson II.......           0              0              n/a             n/a         n/a          n/a
G. H. Glatfelter II....      25,000            2.7            17.97         5/01/03     282,511      715,939
R. S. Lawrence.........      25,000            2.7            17.97         5/01/03     282,511      715,939

- ---------------

(1) Options granted are exercisable with respect to 25% of the total number of shares subject to an option on each of January 1, 1994 and January 1 of the following three years, provided the grantee of the option has been continuously employed by the Company since the date of grant.

(2) Based on these assumed rates of appreciation, the aggregate market value of the 43,987,328 shares of the Company's Common Stock outstanding on December 31, 1993, would increase by approximately $468,000,000 ($10.64 per share) and $1,231,000,000 ($28.00 per share), respectively, over the same period. The dollar amount shown for the six named executive officers is not discounted to present value and is prior to payment of federal and state taxes.

                      AGGREGATED OPTION EXERCISES IN 1993
                     AND OPTION VALUES AT DECEMBER 31, 1993

                                                                                           VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED              IN-THE-MONEY
                              SHARES                        OPTIONS AT 12/31/93(#)      OPTIONS AT 12/31/93($)(1)
                            ACQUIRED ON       VALUE       --------------------------    --------------------------
           NAME             EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISED    EXERCISABLE    UNEXERCISED
- --------------------------  -----------    -----------    -----------    -----------    -----------    -----------
T. C. Norris..............        0            n/a              0           45,000            0           29,531
R. W. Wand................        0            n/a              0           25,000            0           16,406
J. F. Myers...............        0            n/a              0           25,000            0           16,406
M. A. Johnson II..........        0            n/a              0                0            0                0
G. H. Glatfelter II.......        0            n/a              0           25,000            0           16,406
R. S. Lawrence............        0            n/a              0           25,000            0           16,406

- ---------------

(1) Value is the difference between the market value per share of the Company's Common Stock on December 31, 1993 and the exercise price per share, multiplied by the number of shares issuable on exercise of the option.

EMPLOYEE BENEFIT PLANS

  Profit Sharing Plans

     The Company has Profit Sharing Plans for its salaried employees for each of its four profit centers: Corporate (divided into two groups, one of which excludes, and the other of which includes, profits and equity attributable to the Ecusta Division), Spring Grove mill, Neenah mill and Ecusta Division. The operating rules for each of these Plans provide for an annual contribution equal to a percentage of each participant's salary that varies with the performance of his profit center, with a maximum award of 15% of salary. For 1993, only salary up to $235,840 annually was considered in determining a participant's profit sharing award. Each award under a Profit Sharing Plan remains in the Plan for later payment, generally on retirement.

  Salary Continuation Plan

     The Company has a Salary Continuation Plan which provides for the payment for ten years following the retirement or death of the participant of an amount which on an actuarial basis as computed in 1987, was expected to equal the difference between 55% of the participant's compensation at age 60 and the sum of Social Security and Company pension plan retirement benefits to which the participant is entitled. If the participant dies prior to retirement, the benefits are payable to the participant's beneficiary. Compensation for purposes of the Salary Continuation Plan generally includes salary plus cash received and deferred compensation accrued under the Company's Management Incentive Plans and Salaried Employees' Profit Sharing Plans and Company contributions under the Employee Stock Purchase Plan. The Company has purchased insurance on the lives of the participants to provide funds to help offset the costs of benefits payable under the Plan. There are two executive officers of the Company who are participants in the Plan.

  Pension Plans

     Officers and directors who are full time employees of the Company participate either in the Spring Grove Division Pension Plan for salaried employees or the Ecusta Division Pension Plan for salaried employees (the "Pension Plans"). Benefits payable under the Pension Plans are based upon years of service and average annual compensation for the five consecutive calendar years during the ten years preceding the year of retirement that yield the highest average. Participants in the Spring Grove Division plan who have been participating since before May 1, 1970 ("Certain Participants") may receive a benefit, if greater, which does not give effect to years of service, based on plan earnings, which consist of the sum of average compensation in excess of annual base salary for the five year period prior to the year of actual retirement, or, if earlier, the year in which the employee attains age 60, and the annual base salary as of the April 30th closest to the retirement date or, if earlier, the April 30th closest to the 60th birthday. The retirement benefits under the Spring Grove Division Pension Plans are not subject to any deduction for Social Security benefits. Retirement benefits accrued under the Ecusta Division Pension Plan are reduced by the amount of any pension benefits payable under the Olin Corporation Salaried Pension Plan, which Plan was applicable to salaried employees of Olin Corporation's Ecusta paper and film group prior to its sale on July 24, 1985. Annual compensation for purposes of the Pension Plans generally includes salary plus cash received under the Management Incentive Plans in the year, other than cash that had been deferred from a prior year, in certain cases includes amounts paid under the Profit Sharing Plans and does not include awards under the 1988 Restricted Common Stock Award Plan or the Long-Term Incentive Plan, or Company contributions under the Company's Employee Stock Purchase Plan. To the extent deferral of an award under the Company's Management Incentive Plans causes a reduction in a participant's pension under the Company's qualified Pension Plan applicable to him, the Management Incentive Plans provide a pension supplement. For participants who retire after 1988, annual compensation for purposes of the Pension Plans is limited by law ($235,840 for 1993).

     Annual benefits under the Company's qualified Pension Plans are limited by law ($115,641 for 1993), subject to adjustment for cost-of-living increases. Further, the annual benefits of Certain Participants are also limited by the Tax Reform Act of 1986 to the extent that accrued benefits are in excess of a benefit frozen as of December 31, 1988. The Company has a Supplemental Executive Retirement Plan which provides participants with pension benefits that would have been payable under the Company's qualified Pension Plans but for such limits and the limit on annual compensation described in the preceding paragraph. Benefits are payable under this Plan at the time the participant receives benefits from the Company's qualified Pension Plans, although a participant who retires prior to age 65 may elect to defer payments until as late as age 65. The benefits payable under this Plan to each participant are equal to the difference between the benefits that would have been payable under the applicable qualified Pension Plan in the absence of any legal limits and the benefits actually payable under the applicable qualified Pension Plan. Participants may elect to receive the benefits in any form permitted under the applicable qualified Pension Plan, or in the form of a single sum. Employees become eligible to participate at such times as the pension benefits to which they would otherwise be entitled exceed the limits on benefits payable from a qualified Pension Plan.

     The following table shows the estimated annual retirement benefits payable in the form of a single life annuity at normal retirement age under the Pension Plans for salaried employees, the Supplemental Executive Retirement Plan and the pension supplement provided under the Management Incentive Plans.

                               PENSION PLAN TABLE

                                                 ESTIMATED ANNUAL RETIREMENT BENEFIT BASED ON YEARS OF
AVERAGE ANNUAL                                                          SERVICE
FIVE YEAR PLAN                                  -------------------------------------------------------
 COMPENSATION                                     15          20          25          30          35
- --------------                                  -------     -------     -------     -------     -------
  125,000.....................................   25,782      34,376      42,970      46,095      49,220
  150,000.....................................   31,032      41,376      51,720      55,470      59,220
  175,000.....................................   36,282      48,376      60,470      64,845      69,220
  200,000.....................................   41,532      55,376      69,220      74,220      79,220
  250,000.....................................   52,032      69,376      86,720      92,970      99,220
  300,000.....................................   62,532      83,376     104,220     111,720     119,220
  400,000.....................................   83,532     111,376     139,220     149,220     159,220
  500,000.....................................  104,532     139,376     174,220     186,720     199,220
  600,000.....................................  125,532     167,376     209,220     224,220     239,220
  700,000.....................................  146,532     195,376     244,220     261,720     279,220
  800,000.....................................  167,532     223,376     279,220     299,220     319,220

The following executive officers who participate in the Pension Plans had the indicated credited years of service at December 31, 1993: T. C. Norris: 34 years, R. W. Wand: 28 years, J. F. Myers: 26 years, G. H. Glatfelter II: 17 years, and R. S. Lawrence: 33 years.

     Of the named executive officers at December 31, 1993, Mr. Norris and Mr. Myers were participants in the Spring Grove Division Pension Plan before May 1, 1970 and their accrued benefits at age 65 in the form of a single life annuity under such plan, calculated without respect to service, were $243,449 and $100,909 per year, respectively. M. A. Johnson retired on August 1, 1993 and began receiving pension benefits in accordance with the descriptions of the plans as stated above.

     Mr. Lawrence's accrued benefit under the Ecusta Division Pension Plan would be offset by accrued benefits payable by Olin Corporation.

     The Company has a Supplemental Management Pension Plan which provides for the payment of an early retirement supplement to any participant who retires before reaching age 65 and elects to defer receipt of benefits under one of the Company's Pension Plans until he reaches age 65 or, if earlier, until the first day of the 36th month following his retirement. The monthly payment equals the monthly amount calculated for the participant under the Pension Plan, but with the addition of three years to the participant's age. Payments end when the participant or the participant's beneficiary begins to receive payments under the Pension Plan or, if there is no beneficiary, at death.

                        COMPENSATION COMMITTEE INTERLOCK
                           AND INSIDER PARTICIPATION

     The Compensation Committee consists of four members of the Board of
Directors: J. W. Kennedy (Chairman), P. H. Glatfelter III, R. S. Hillas and
P. R. Roedel. Mr. Glatfelter is Chairman Emeritus and a former Chairman of the Board and President of the Company, and is also a principal shareholder of the Company (see "Ownership of Common Stock" below). No member of this Committee is an executive officer of a company on whose board an executive officer of the Company serves as a director.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee reviews and approves the elements of the Company's executive compensation program and assesses the effectiveness of the program as a whole. The Compensation Committee's responsibilities include: (i) reviewing and establishing the level of salaries and benefits for corporate officers and other key senior management employees of the Company, including but not limited to benefits under the Company's profit sharing plans, defined benefits plans and other welfare benefits plans, (ii) reviewing annually with the Company's Chief Executive Officer, T. C. Norris, the job performance of corporate officers and key senior management as measured against financial and other objectives and the Company's achievements as compared to certain other companies in the paper and forest products industry, and (iii) reviewing and recommending to the Board of Directors the participants in and the operating rules and profitability objectives for awards under the Company's Management Incentive Plans.

     The Compensation Committee from time to time reviews the Company's entire executive compensation structure through an examination of compensation information for comparable companies and certain broader-based data, including data relating to the geographic areas in which the Company has facilities, compiled by compensation and other consulting firms. As used herein, comparable companies refer to other companies in the paper and forest products industry (both publicly and privately owned) selected by management as being the companies in the industry which on an overall basis are most similar to the Company in relation to size, products and financial and other characteristics. Certain of the comparable companies are included in the Dow Jones Paper Products Industry Group and/or the S&P 500, and therefore are represented in the Stock Performance Chart below. In examining the compensation paid by the comparable companies, the Compensation Committee does not analyze the stock performance of such companies.

     Executive Compensation Policies. The Compensation Committee has generally structured the Company's executive compensation program (i) to be competitive with compensation programs of comparable companies in order to attract and retain high caliber executive officers and senior management personnel and (ii) to align individual compensation with the Company's operating performance in order to provide strong incentives to achieve the Company's short-term and long-term goals. The elements of the Company's executive compensation program are salary, annual incentive compensation and long-term incentive compensation and other benefits. The Compensation Committee will study whether any revisions to the Company's executive compensation program are appropriate due to Section 162(m) of the Internal Revenue Code and recently proposed regulations relating thereto which limit deductibility of compensation over $1 million paid to an executive officer in a year.

     Salary. The Company's policy is to pay fair salaries at levels which are sufficient to attract and retain high caliber individuals based on the relative value of each position, as measured against comparable companies. The Compensation Committee assigns each executive position a salary range based on the salary level for similar positions at comparable companies. Ranges are adjusted by the Committee periodically.

     Generally, executive officer salaries are reviewed and approved annually. The salary for each executive is set by the Compensation Committee within the established range for the position after an assessment of his or her performance and the relation of his or her salary to the midpoint for the relevant salary range, as well as the Company's financial results and general economic conditions.

     Annual Incentive Compensation. The Compensation Committee establishes incentive bonus opportunities to motivate salaried employees to increase the profits of the Company. The incentive bonus opportunities potentially represent a significant portion of total compensation and are intended to correlate with the financial performance of the Company or one or more divisions thereof. The Compensation Committee believes that executive officers should not receive any incentive bonus if the Company does not achieve certain minimum financial objectives.

     Incentive bonuses for executive officers have been based on return on shareholders' equity for the Company, return on shareholders' equity for the Company, excluding the effect of the Ecusta Division, and return on profit as a percentage of sales for the Ecusta Division. The performance measure assigned to each officer depends on the area of his particular responsibility within the Company. Such bonuses could increase in amount up to a maximum set by the Compensation Committee as the returns on shareholders' equity and profit as a percentage of sales increase. Although 1993 financial performance for the Company was not expected to be in line with prior years due to the difficult economic environment and the loss of the Philip Morris business, the Compensation Committee elected to maintain the same objectives for the 1993 returns on shareholders' equity as used in 1992. The financial objectives for 1993 for profit as a percentage of sales for the Ecusta Division were lowered to levels which the Compensation Committee determined would be challenging to achieve. In years prior to 1993, a substantial portion of compensation for executive officers consisted of incentive bonuses. Because in 1993 the Company did not achieve the minimal levels of return on shareholders' equity and the Ecusta Division did not achieve the minimal level of profit as a percentage of sales required for such bonuses to be paid, no bonuses were paid to executive officers for such year. As a result, the sum of the salary and bonus received by executive officers for 1993 is significantly lower than for prior years.

     Long-Term Incentive Compensation. The Company's Long-Term Incentive Plan, which was approved by shareholders in 1992, enables the Company to offer key employees of the Company equity interests in the Company and other incentive awards, including performance-based stock incentives. Certain features of the Plan are similar to long-term incentives offered by many of the comparable companies. The primary purposes of the Plan are attracting, retaining and rewarding key employees, and strengthening the mutuality of interests between key employees and the Company's shareholders. Long-term incentive awards under the Plan are granted by the Compensation Committee based on the attainment of specific performance goals or such other factors or criteria as the Committee shall determine.

     Effective May 1, 1993, subsequent to the Company's corporate-wide rightsizing and related restructuring and after a review of the various alternatives under the Long-Term Incentive Plan, the Compensation Committee elected to grant stock options to certain key management employees (including executive officers). Options were selected by the Compensation Committee because they most directly tie the employee's reward to the increase in the market value of the shareholder's investment in the Company. The options have terms of ten years and generally vest in equal annual increments over four years beginning January 1, 1994. The exercise price of the options was set at 100% of the fair market value of the Common Stock at the time of the grant of the options, which assures that such employees will receive a benefit only when shareholder value increases. Individual grants were based on each such employee's current salary grade plus a fixed number of options for each officer of the Company. The number of options for each salary grade and per executive officer was selected by the Committee on the basis of the general experience of its members in such matters and their subjective judgment.

     CEO Compensation. Mr. Norris' salary was increased from an annual rate of $305,042 to $320,102 effective April 1, 1993. The Compensation Committee granted the increase based on (i) the location of Mr. Norris' salary in the salary range established by the Committee for his position and (ii) Mr. Norris' performance in directing the Company through a difficult economic environment, including a corporate-wide rightsizing and related restructuring. Mr. Norris did not receive a bonus for 1993 because, as noted above, the Company did not achieve the established minimum level of return on shareholders' equity required to pay bonuses. As a result, the sum of the salary and incentive bonus paid to Mr. Norris for 1993 was 35% less than the sum of the salary and incentive bonus paid to him for 1992.

     As part of the stock options granted effective May 1, 1993, Mr. Norris received an option to purchase 45,000 shares of Common Stock of the Company. The number of shares of Common Stock for which such option was granted was determined by the Compensation Committee based on its members' general knowledge regarding the level of options granted to chief executive officers and their subjective judgment. Such grant was intended to place a significant portion of Mr. Norris' total compensation at risk, since the options will have no value unless there is appreciation in the value of the Company's Common Stock over the option term.

                                            J. W. Kennedy
                                            P. H. Glatfelter III
                                            R. S. Hillas
                                            P. R. Roedel

STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 1993 with the cumulative total return on the S&P 500 Composite Index and the Dow Jones Paper Products Industry Group. The comparison assumes $100 was invested on December 31, 1988 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
          AMONG P. H. GLATFELTER COMPANY, S&P 500 COMPOSITE INDEX AND
                    DOW JONES PAPER PRODUCTS INDUSTRY GROUP

                                                                   DOW JONES
                                     P.H.           S&P 500       PAPER PROD-
      MEASUREMENT PERIOD          GLATFELTER       COMPOSITE       UCTS IND
    (FISCAL YEAR COVERED)           COMPANY          INDEX        USTRY GROUP
1988                                 100             100             100
1989                                 118             132             111
1990                                 121             128              98
1991                                 152             167             123
1992                                 104             179             121
1993                                 113             197             137

CERTAIN TRANSACTIONS

     R. E. Chappell, a director of the Company, was an Executive Vice President of PNC Bank Corp. during 1993. R. L. Smoot, a director of the Company, is President of PNC Bank, National Association ("PNC Bank"), a subsidiary of PNC Bank Corp. PNC Bank has a banking relationship with the Company and provides general banking services and credit facilities. The Company has a line of credit with PNC Bank in the amount of $45,000,000, in respect of which the Company paid $173,000 in interest for 1993. The maximum outstanding principal balance in 1993 was $41,100,000. All transactions between the Company and PNC Bank have been made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth as of March 2, 1994 the holdings of (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock of the Company, (ii) each director and certain executive officers and (iii) all directors and executive officers of the Company as a group. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person.

                                                                                           PERCENTAGE
                                                                                            OF CLASS
                                                                    VOTING AND/OR             (IF
                                                                     INVESTMENT             GREATER
   NAME                                                 DIRECT(1)     POWER(2)              THAN 1%)
   ----                                                 ---------   -------------          ----------
Principal Holders
  PNC Bank Corp.......................................          0      17,268,185(3)           39.3%
     Fifth Avenue and Wood Street
     Pittsburgh, Pa.
  P. H. Glatfelter III................................          0      10,455,456(4)(5)        23.8%
     Spring Grove, Pa.
  G. H. Glatfelter....................................          0       4,796,477(5)(6)        10.9%
     Spring Grove, Pa.
  P. H. Glatfelter Family
     Shareholders' Voting Trust.......................          0      13,570,752(7)           30.9%
     c/o PNC Bank
     17th and Chestnut Streets
     Philadelphia, Pa.

Directors and certain officers (other than those listed above)

  NAME
  ----
  G. Baldwin, Jr......................................          0           2,000                --
  R. E. Chappell......................................          0           2,000                --
  G. H. Glatfelter II.................................          0          18,860(8)             --
  R. S. Hillas........................................      6,000               0                --
  M. A. Johnson II....................................     10,544           1,536                --
  J. W. Kennedy.......................................     14,800           2,000                --
  R. S. Lawrence......................................      2,702           6,250(9)             --
  J. F. Myers.........................................     58,964          10,827(9)             --
  T. C. Norris........................................     45,680          22,784(10)            --
  P. R. Roedel........................................        200               0                --
  J. M. Sanzo.........................................        500               0                --
  R. L. Smoot.........................................          0               0                --
  R. W. Wand..........................................     40,470          19,221(9)             --
  All directors and executive officers as a group.....    180,502      11,551,375(11)          26.3%

- ---------------

 (1) Reported in this column are shares held of record.

 (2) Does not include shares reported in Direct Ownership column for purposes of the table, shares of Common Stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, the same security may be beneficially owned by more than one person and, accordingly, in some cases, the same shares are listed opposite more than one name in the table. Also includes, in some cases, shares beneficially held by wives or minor children, as to which beneficial ownership is disclaimed.

 (3) Consists of 9,084,739 shares as to which PNC Bank Corp. has sole voting power; 7,891,344 shares as to which PNC Bank Corp. has shared voting power; 9,039,761 shares as to which PNC Bank Corp. has sole investment power; and 7,965,052 shares as to which PNC Bank Corp. has shared investment power. The amounts specified for shared voting power and shared investment power both include 6,239,880 and 88,964 shares held as co-trustee with P. H. Glatfelter III and G. H. Glatfelter, respectively. In addition, 13,570,752 shares of the total amount of shares beneficially held by PNC Bank Corp. are deposited in the Voting Trust (see footnotes (5) and (7)).

 (4) Includes 6,239,880 shares held as co-trustee with PNC Bank; 1,291,996 shares (of which 1,021,852 shares are also included in the total number of shares which he holds as co-trustee) which P. H. Glatfelter III has the right to withdraw from certain trusts of which PNC Bank is trustee; 3,806,352 shares (all of which are held in trusts of which PNC Bank is trustee) which P. H. Glatfelter III and G. H. Glatfelter have the collective right, on certain conditions, to purchase; and 869,424 shares (of which 689,232 shares are also included in the total number of shares which he holds as co-trustee and the remainder are held in trusts of which PNC Bank is trustee) which P. H. Glatfelter III has the right, on certain conditions, to purchase.

 (5) All shares beneficially owned by P. H. Glatfelter III and G. H. Glatfelter are deposited in the Voting Trust (see footnote (7)).

 (6) Includes 88,964 shares held as co-trustee with PNC Bank, 905,577 shares (of which 4,416 shares are also included in the total number of shares which he holds as co-trustee) which G.H. Glatfelter has the right to withdraw from certain trusts of which PNC Bank is trustee and 3,806,352 shares which
     P. H. Glatfelter III and G. H. Glatfelter have the collective right, on certain conditions, to purchase. Excludes shares deposited by other Glatfelter family members in the Voting Trust, of which G. H. Glatfelter is a co-trustee (see footnote (7)).

 (7) Consists of shares beneficially owned by certain descendants of Philip H. Glatfelter or the spouses of such descendants, including shares beneficially owned by P. H. Glatfelter III, G. H. Glatfelter and G. H. Glatfelter II which were deposited in the P. H. Glatfelter Family Shareholders' Voting Trust dated July 1, 1993 (the "Voting Trust"). Shares deposited in the Voting Trust may be withdrawn subject to certain conditions. Co-trustees for the Voting Trust are William M. Eyster II, Patricia G. Foulkrod, William L. Glatfelter III, George H. Glatfelter, Irene G. Fegley and PNC Bank. Co-trustees other than PNC Bank each represent a family group. The shares deposited in the Voting Trust may be voted only in accordance with a majority of votes cast by the co-trustees pursuant to a weighted formula in which (i) each co-trustee (other than PNC
     Bank) is entitled to cast such number of votes as is equal to the number of shares deposited in the Voting Trust in which members of his or her family group have an interest and (ii) PNC Bank is entitled to cast such number of votes as is equal to the number of shares deposited in the Voting Trust in which any fiduciary trust of which PNC Bank is a trustee and which is for the benefit of one or more Glatfelter family members has an interest. The co-trustees have no dispositive power with regard to the shares deposited in the Voting Trust. The Voting Trust will continue until it is terminated by the co-trustees or all of the shares deposited in the Voting Trust are withdrawn. The address for each of the co-trustees is c/o PNC Bank, 17th and Chestnut Streets, Philadelphia, Pa.

 (8) Includes 6,250 shares subject to currently exercisable portion of an option. Of the shares beneficially owned by G. H. Glatfelter II, 11,580 are subject to the Voting Trust (see footnote (7)).

 (9) Includes 6,250 shares subject to currently exercisable portion of an option.

(10) Includes 11,250 shares subject to currently exercisable portion of an option.

(11) Includes 9,716 shares held in participants' accounts under the Company's Salaried Employee Stock Ownership Plan and 14,749 shares held in participants' accounts under the Company's Employee Stock Purchase Plan. Also includes 51,000 shares subject to currently exercisable portions of options.

     P. H. Glatfelter III, G. H. Glatfelter, the Voting Trust and PNC Bank Corp. may be deemed to be "control persons" of the Company for purposes of the proxy rules and regulations of the Securities and Exchange Commission.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present to the meeting any business other than the election of directors. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

     The Company must receive any proposal which a shareholder wishes to submit to the 1995 annual meeting of shareholders by November 17, 1994, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                            R. S. WOOD,
                                            Secretary

March 17, 1994

                                   (LOGO)
                          Printed on Recycled Paper

                          Printed on Ecusta Nyalite
                   Manufactured by the Ecusta Division of the
                            P. H. Glatfelter Company
                         Basis 25x38 -- 40 lb Recycled.

.PROXY
                           P.H. GLATFELTER COMPANY
                          SPRING GROVE, PENNSYLVANIA
                          --------------------------
                      PROXY SOLICITED ON BEHALF OF THE
             BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING
                  OF SHAREHOLDERS TO BE HELD APRIL 27, 1994

    The undersigned shareholder of P.H. Glatfelter Company hereby appoints G. Baldwin, Jr., M.A. Johnson II and J.W. Kennedy and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the Company's principal office, Spring Grove, Pennsylvania, on Wednesday, April 27, 1994, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.
    It is agreed that unless otherwise marked on the other side said attorneys and proxies are appointed WITH authority to vote FOR the election of directors.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)
                 (Continued and to be signed on reverse side)


THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE NOMINEES.
     1. ELECTION OF DIRECTORS: Nominees: Term Expiring in 1997, R.E. Chappell, G.H. Glatfelter II, T.C. Norris and R.L. Smoot. To withhold authority to vote for any individual nominee, write that nominee's name in the space below:

- -------------------------------------------------------------------
(Mark only one)
/ / VOTE for all nominees listed above, except as indicated above
/ / VOTE WITHHELD from all nominees

                                      Signature should be the same as the name printed at the left. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.

                                      Signature:                   Date:
                                                -------------------     -----
                                      Signature:                   Date:
                                                -------------------     -----